EXHIBIT 12

                             EMERSON ELECTRIC CO. AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Dollars in millions)

                                                            YEAR ENDED SEPTEMBER 30,
                                    ------------------------------------------------------------------------
                                        1995           1996           1997           1998           1999
                                    ------------   ------------   ------------   ------------   ------------
Earnings:
   Income before income taxes <F1>  $     1,457.2<F2>    1,611.3      1,821.7         2,002.3        2,064.0
   Fixed charges                            168.4          182.2        176.5           218.2          258.1
                                    -------------   ------------   ----------    ------------   ------------
      Earnings, as defined          $     1,625.6        1,793.5      1,998.2         2,220.5        2,322.1
                                    =============   ============   ==========    ============   ============
Fixed charges:
   Interest expense                 $       123.0          132.3        124.2           161.4          199.0
   One-third of all rents                    45.4           49.9         52.3            56.8           59.1
                                    -------------   ------------   ----------    ------------   ------------
      Total fixed charges           $       168.4          182.2        176.5           218.2          258.1
                                    =============   ============   ==========    ============   ============

Ratio of Earnings to Fixed Charges            9.7x           9.8x        11.3x           10.2x           9.0x
                                    =============   ============   ==========    ============   ============

<F1>
Represents income before income taxes, cumulative effects of changes in accounting principles, and minority interests in the income of consolidated subsidiaries with fixed charges.

<F2>
Includes non-recurring items of $34.3 million in 1995.  Excluding these items, the ratio of earnings to fixed charges would have been 9.4x in 1995.
